CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2011	$8,475,240	$472.92

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 126 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated July 24 2009
Rule 424(b)(2)

$8,475,240
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Global Recovery PLUS due January 27, 2011
Based on the Performance of a Basket
Composed of Equity and Commodity Exchange Traded Funds and Bond Indices (the “PLUS”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of a weighted basket composed of the following selected components: (i) shares of the iShares® Russell 2000® Index Fund (the “Russell shares”); shares of the Technology Select Sector SPDR® Fund (the “Technology shares”); shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets shares”); shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Real Estate shares”); and shares of the PowerShares® DB Commodity Index Tracking Fund (the “Commodity shares”) (each a “basket share”); and (ii) the iBoxx® USD Liquid High Yield Index (the “High Yield index”) and the iBoxx® USD Liquid Investment Grade Index (the “Investment Grade index”) (each a “basket index”), each of which we refer to as a basket component (the “basket”).  The PLUS are senior unsecured obligations of Morgan Stanley and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each PLUS is $10.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount a payment at maturity equal to $10 plus the leveraged upside payment.  The leveraged upside payment will equal $10 times the basket percent increase times 200%, which we refer to as the leverage factor, subject to a maximum total payment at maturity of $12.30 per PLUS, or 123% of the stated principal amount.

º
If the final basket value is equal to or less than the initial basket value, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to $10 times the basket performance factor, which will be an amount equal to or less than the $10 stated principal amount, and which may be zero.

•	The basket percent increase will equal the final basket value less the initial basket value, divided by the initial basket value.
º
The initial basket value will equal 10, which will be the sum of the products of the initial average value of each basket component times its applicable multiplier.  The final basket value will equal the sum of the products of the final average value of each basket component times its applicable multiplier.  The multiplier will be based on each basket component’s respective initial average value so that each basket component is reflected in the basket in accordance with its basket component weighting, as further described herein.

º
The initial average value for each basket component will equal the arithmetic average of the closing prices or index closing values, as applicable, of such basket component on five consecutive initial averaging dates: July 24, 2009 (the pricing date), July 27, 2009, July 28, 2009, July 29, 2009 and July 30, 2009.

º
The final average value for each basket component will equal the arithmetic average of the closing prices or index closing values, as applicable, of such basket component on five consecutive final averaging dates: January 18, 2011, January 19, 2011, January 20, 2011, January 21, 2011 and January 24, 2011.

º	The determination of the initial average value and final average value for each basket component will be subject to postponement for certain market disruption events.
•	The basket performance factor will equal the final basket value divided by the initial basket value.
•
The basket component weightings are 16.667% for each of the Russell shares, the Technology shares and the Emerging Markets shares, 15% for each of the High Yield index and the Investment Grade index and 10% for each of the Real Estate shares and the Commodity shares.

•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number is 617484175 and the ISIN is US6174841758 for the PLUS.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.20	$9.80
Total	$8,475,240	$169,504.80	$8,305,735.20
(1)
The PLUS will be issued at $10 per PLUS and the agent’s commissions will be $0.20 per PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than $1,000,000 and less than $3,000,000 principal amount of PLUS will be $9.9625 per PLUS and $0.16250 per PLUS, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS will be $9.94375 per PLUS and $0.14375 per PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of PLUS will be $9.9250 per PLUS and $0.12500 per PLUS, respectively.

(2)	For additional information, see “Description of PLUS—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance of a weighted basket composed of: (i) shares of the iShares® Russell 2000® Index Fund, which we refer to as the Russell shares; shares of the Technology Select Sector SPDR® Fund, which we refer to as the Technology shares; shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the Emerging Markets shares; shares of the iShares® Dow Jones U.S. Real Estate Index Fund, which we refer to as the Real Estate shares; shares of the PowerShares DB Commodity Index Tracking Fund, which we refer to as the Commodity shares; and (ii) the iBoxx® USD Liquid High Yield Index, which we refer to as the High Yield index, and the iBoxx® USD Liquid Investment Grade Index, which we refer to as the Investment Grade index, each of which we refer to as a basket component.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of Barclays Global Investors, N.A.  Russell 2000® Index is a trademark of Frank Russell Company, Select Sector SPDR® is a registered trademark of The McGraw-Hill Companies, Inc. “iBoxx®” is a registered trademark of International Index Company Limited. “Dow Jones®” is a trademark of Dow Jones & Company, Inc. “PowerShares®” is a registered trademark of Invesco PowerShares Capital Management, LLC. “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each PLUS costs $10
We, Morgan Stanley, are offering Global Recovery Performance Leveraged Upside SecuritiesSM due January 27, 2011 Based on the Performance of a Basket Composed of Equity and Commodity Exchange Traded Funds and Bond Indices (the “PLUS”).  The stated principal amount and issue price of each PLUS is $10.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee the return of any of the principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If at maturity the basket has declined in value we will pay to you an amount in cash per PLUS that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket and which may be zero.

The basket
We have designed the PLUS to provide investors with exposure to a weighted basket of (i) four equity-linked exchange traded funds that track U.S. small capitalization stocks, U.S. technology stocks, U.S. real estate-related stocks and foreign emerging markets stocks, (ii) a commodity-linked exchange-traded fund that tracks six physical commodities and (iii) two bond indices that track U.S. dollar denominated investment grade and non-investment grade (high yield) debt securities.  The basket therefore offers exposure to price movements in a limited number of sectors of the global securities markets and, to a more limited extent, the commodities markets.  See “Risk Factors—The basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery; there are specific risks applicable to the basket components.”

The following table sets forth the initial average value, basket component weighting and multiplier for each basket component within the basket:

Basket Component	Bloomberg Ticker Symbol	Initial Average Value*	Basket Component Weighting	Multiplier*
Shares of the iShares® Russell 2000® Index Fund	IWM		16.667%
Shares of the Technology Select Sector SPDR® Fund	XLK		16.667%
Shares of the iShares® MSCI Emerging Markets Index Fund	EEM		16.667%
The iBoxx® USD Liquid High Yield Index	IBOXHY		15%
The iBoxx® USD Liquid Investment Grade Index	IBOXIG		15%
Shares of the iShares® Dow Jones U.S. Real Estate Index Fund	IYR		10%
Shares of the PowerShares DB Commodity Index Tracking Fund	DBC		10%

*
Because the initial basket value will be the sum of the initial average values for each basket component as calculated over the five initial averaging dates, starting on the pricing date, the initial average value for each basket component and, accordingly, the initial basket value, will not be determined until the last initial averaging date, which will be after the pricing date.  The scheduled initial averaging dates are July 24, 2009 (the pricing date), July 27, 2009, July 28, 2009, July 29, 2009 and July 30, 2009.  The multiplier for each basket component is based upon its initial average value over the five initial averaging dates as described under “—Payment at maturity based on the performance of the basket” below.  Accordingly, you will not know any initial average value for any basket component or any multiplier for at least four days after the pricing date and these average initial values may be higher than the level of the basket components on the pricing date.  See “Risk Factors—You will not know the initial average value for any basket component on the pricing date; the value of a basket component on one averaging date may offset the value on another averaging date.”

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The payment at maturity will be determined as follows:

•
If the final basket value is greater than the initial basket value, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:
$10    +    leveraged upside payment,

subject to a maximum payment at maturity of $12.30 per PLUS, or 123% of the stated principal amount where,

leveraged upside payment = ($10 x basket percent increase x leverage factor)

initial basket value = 10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component.

final basket value = The sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component.

basket percent increase  = The final basket value minus the initial basket value, divided by the initial basket value, as expressed by the following formula:

leverage factor  = 200%

and

multiplier = The multiplier will be set on the last initial averaging date based on each basket component’s respective initial average value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting.  The multiplier for each basket component will remain constant for the term of the PLUS.

•	If the final basket value is equal to or less than the initial basket value, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:

$10 x basket performance factor where,

basket performance factor =	The final basket value divided by the initial basket value, as expressed by the following formula:

Because the basket performance factor will be equal to or less than 1.0, this payment will be equal to or less than $10 and may be zero.  Any such payment will be less than the $10 stated principal amount by an amount proportionate to the decrease in the value of the basket.

All payments on the PLUS are subject to the credit risk of Morgan Stanley. The initial average value of each basket component will equal:

(i)
in the case of each basket share, the arithmetic average of the share closing price for such basket share times the adjustment factor for such basket share, on each of the five initial averaging dates, and

(ii)	in the case of each basket index, the arithmetic average of the index closing value (as published on the price source) for such basket index, on each of the five initial averaging dates.

The final average value of each basket component will equal:

(i)
 in the case of each basket share, the arithmetic average of the share closing price for such basket share times the adjustment factor for such basket share on each of the five final averaging dates, and

(ii)	in the case of each basket index, the arithmetic average of the index closing values (as published on the price source) for such basket index on each of the five final averaging dates.

In certain circumstances the share closing price or index closing value will be based on an alternate calculation as described under “Description of PLUS—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation” and “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

The five scheduled initial averaging dates are July 24, 2009 (the pricing date), July 27, 2009, July 28, 2009, July 29, 2009 and July 30, 2009, and the five scheduled final averaging dates are January 18, 2011, January 19, 2011, January 20, 2011, January 21, 2011 and January 24, 2011, in each case subject to adjustment as described in the following paragraphs.

If any initial averaging date or final averaging date (each, an “averaging date”) is not a trading day (in the case of any basket share) or not an index business day (in the case of any basket index), such averaging date for that basket component will be the immediately succeeding trading day or index business day, as applicable, and each succeeding averaging date for that basket component will be the trading day(s) or index business day(s), as applicable, immediately following such averaging date as postponed.

If a market disruption event occurs with respect to any basket component on any averaging date, the share closing price or index closing value, as applicable, solely with respect to such affected basket component will be determined on the immediately succeeding trading day (in the case of a basket share) or index business day (in the case of a basket index) on which no market disruption event shall have occurred with respect to such affected basket component.  Each succeeding averaging date with respect to such basket component shall then be the next trading day or index business day, as applicable, following such averaging date as postponed.

The initial basket value and the final basket value shall be determined on the date on which all initial average values or final average values, as applicable, for all of the basket components are available; provided that (i) a share closing price or index closing value, as applicable, will not be determined on a date later than the fifth business day after July 30, 2009, which is the last scheduled initial averaging date, or January 24, 2011, which is the last scheduled final averaging date, as applicable, (ii) the share closing price or index closing value, as applicable, for any basket component on any averaging date that would otherwise fall after such fifth business day shall be the share closing price or index closing value on such fifth business day and (iii) if such fifth business day is not a trading day or index business day, as applicable, or if there is a market disruption event with respect to the relevant basket component on such date, the calculation agent will determine the share closing price or index closing value, as applicable, for any remaining initial averaging dates or final averaging dates, as applicable, for (x) any affected basket share using the mean, as determined by the calculation agent of the bid prices for the basket share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent (bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained), or (y) any affected basket index using the index closing value of the affected basket index as determined by the calculation agent in accordance with the formula for calculating such basket index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected basket index.  See “Description of PLUS—Initial Averaging Dates and Final Averaging Dates”.

Furthermore, if, due to a market disruption event or otherwise, the last final averaging date is postponed to a date less than two trading days prior to the scheduled maturity date, the maturity date will be postponed until the second trading day following the last date on which the final average value for all basket components was determined.  See “Description of PLUS—Maturity Date.”

The adjustment factor with respect to each basket share will be initially set at 1.0 and is subject to change upon certain events affecting such basket share.

Because the performance of the basket components may not be correlated, and the basket components have different basket component weightings, negative performances by any one or more of the basket components could partially or wholly offset positive performances by other basket components.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket percent increases and basket performance factors.  The graph does not show every situation that may occur.

You can review tables of the historical values and related graphs for each of the basket components for each calendar quarter in the period from January 1, 2004 through July 24, 2009 (except for the Commodity shares, which are for each calendar quarter from the inception of the Commodity shares on February 3, 2006  through July 24, 2009) and a graph of the historical performance of the basket for the period from February 3, 2006 (the inception date of the Commodity shares) through July 24, 2009 (assuming that each basket component is weighted in the basket as described in “Description of PLUS—Basket Components”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

MS & Co. will be the Calculation Agent
We have appointed our affiliate MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MS & Co. will determine the initial average value and final average value for each basket component, the multiplier for each basket component, the final basket value, whether any market disruption event, non-trading day or non-index business day has occurred, and whether any changes to any adjustment factor are required, and will calculate the basket percent increase or basket performance factor, as applicable, and the payment to you at maturity.

Where you can find more information on the PLUS
The PLUS are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity, commodity and bond-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The PLUS Zone illustrates the leveraging effect of the leverage factor.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$10

•	Leverage factor:	200%

•	Maximum payment at maturity:	$12.30 per PLUS

Where the final basket value is greater than the initial basket value, the payout on the PLUS at maturity reflected in the graph below is equal to $10 plus the leveraged upside payment.  Where the final basket value is equal to or less than the initial basket value, the payout on the PLUS at maturity reflected in the graph below is equal to $10 multiplied by the basket performance factor, and is consequently an amount equal to or less than the $10 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

In the hypothetical graph above, you will realize the maximum payment at maturity when the basket has appreciated to 111.5% of its initial basket value.  In addition, you will not share in any further appreciation of the basket if the basket appreciates above 123% of its initial basket value.

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the final basket value is greater than the initial basket value based on the leverage factor and the hypothetical initial average values, final average values, multiplier and percentage change below.  In this example the basket percent increase is positive.

Basket Percent Increase Example

The final basket value is greater than the initial basket value:

Basket Component	Hypothetical Initial Average Value	Hypothetical Final Average Value	Basket Component Weighting	Hypothetical Multiplier	Hypothetical Percentage Change
Russell shares	50.00	47.50	16.667%	0.033334	– 5%
Technology shares	20.00	23.00	16.667%	0.083335	+ 15%
Emerging Markets shares	30.00	31.50	16.667%	0.055557	+ 5%
High Yield index	130.00	123.50	15%	0.011538	– 5%
Investment Grade index	150.00	172.50	15%	0.010000	+ 15%
Real Estate shares	30.00	31.50	10%	0.0333333	+ 5%
Commodity shares	20.00	21.00	10%	0.050000	+ 5%

o	Leverage factor = 200%

o	Basket percent increase = final basket value minus initial basket value, divided by initial basket value.

o	Initial basket value = 10, which is equal to the sum of the products of (i) the initial average value of each basket component and (ii) the applicable multiplier for such basket component.

o	Final basket value = sum of the products of (i) the final average value of each basket component and (ii) the applicable multiplier for such basket component.

So, using an initial basket value of 10,  and the hypothetical final average value and multiplier for each basket component above:

Russell shares  = 47.50  x  0.033334  = 1.583; plus
Technology shares  = 23.00  x  0.083335  = 1.917; plus
Emerging Markets shares  = 31.50  x  0.055557  = 1.750; plus
High Yield index  = 123.50  x  0.011538  = 1.425; plus
Investment Grade index  = 172.50  x  0.010000  = 1.725; plus
Real Estate shares  = 31.50  x  0.0333333  = 1.050; plus
Commodity shares  =  21.00  x  0.050000  = 1.050.

hypothetical final basket value  = 10.50

10.5  –  10  /  10  = 0.05

hypothetical basket percent increase  = 5%

The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10  x  5%  x  200%  = $1

The payment at maturity will equal $10 plus the leveraged upside payment, or:

$10  +  $1  = $11

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the final basket value is equal to or less than the initial basket value based on the hypothetical initial average values, final average values, multiplier and percentage change below.  In this example the basket performance factor is less than 1.

The final basket value is equal to or less than the initial basket value:

Basket Component	Hypothetical Initial Average Value	Hypothetical Final Average Value	Basket Component Weighting	Hypothetical Multiplier	Hypothetical Percentage Change
Russell shares	50.00	40.00	16.667%	0.033334	– 20%
Technology shares	20.00	17.00	16.667%	0.083335	–15%
Emerging Markets shares	30.00	31.50	16.667%	0.055557	+ 5%
High Yield index	130.00	136.50	15%	0.011538	+ 5%
Investment Grade index	150.00	157.50	15%	0.010000	+ 5%
Real Estate shares	30.00	31.50	10%	0.0333333	+ 5%
Commodity shares	20.00	19.00	10%	0.050000	– 5%

Basket performance factor = final basket value divided by initial basket value

So, using an initial basket value of 10,  and the hypothetical final average value and multiplier for each basket component above:

Russell shares  = 40.00  x  0.033334  = 1.333; plus
Technology shares  = 17.00  x  0.083335  = 1.417; plus
Emerging Markets shares  = 31.50  x  0.055557  = 1.750; plus
High Yield index  = 136.50  x  0.011538  = 1.575; plus
Investment Grade index  = 157.50  x  0.010000  = 1.575; plus
Real Estate shares  = 31.50  x  0.0333333  = 1.050; plus
Commodity shares  =  19.00  x  0.050000  = 0.950.

hypothetical final basket value  = 9.65

9.65  /  10  = 0.965

hypothetical basket performance factor   =   0.965 (96.5%)

In this example, the final average values of each of the Emerging Markets shares, the High Yield index, the Investment Grade index and the Real Estate shares (four of the basket components, with a combined weighting of 56.667% of the basket) are each higher than their respective initial average values, but the final average values of each of the Russell shares, the Technology shares and the Commodity shares (the other three basket components, with a combined weighting of approximately 43.333% of the basket) are each lower than their respective initial average values.  Accordingly, although the final average values of more than half of the basket components have increased in value over their respective initial average values, the final average values of each of the remaining basket components have declined and, because they have declined further, the decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 1 and an investor would receive less than the $10 stated principal amount per PLUS that they hold.

The payment at maturity will equal $10 times the basket performance factor; or

$10   x   0.965   =   $9.65

Please review the table of the historical values for each of the basket components for each calendar quarter in the period from January 1, 2004 through July 24, 2009 (except for the Commodity shares which are for each calendar quarter from February 3, 2006 (the inception date of the Commodity shares) through July 24, 2009) and related graphs and the graph of the historical performance of the basket for the period from February 3, 2006 through July 24, 2009 (with each of the basket components weighted in the basket as described in “Description of PLUS—Basket Components”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  The basket graph illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt and are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the PLUS are suited to your particular circumstances in connection with your investment in the PLUS.

PLUS do not pay interest or guarantee return of principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS, or any amount, at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If, however, the value of the basket has decreased over the term of the PLUS, you will lose money on your investment as you will receive an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value and which may be zero.  See “Hypothetical Payouts on the PLUS at Maturity” on PS–9.

Appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.30 per PLUS, or 123% of the stated principal amount of $10 per PLUS.  Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity per PLUS will be limited to 123% of the stated principal amount per PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds 111.5% of the initial basket value.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the price or value of each of the basket components at any time and, in particular, on the initial averaging dates and final averaging dates,

•	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock, real estate, commodities or bond markets generally and which may affect the initial average values and/or the final average values of the basket components,

•	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the Emerging Markets shares trade,

•	the market prices of the commodities and the commodity contracts underlying the Commodity shares, and the volatility of such prices,

•	trends of supply and demand for the commodities underlying the Commodity shares at any time,

•	the time remaining until the PLUS mature,

•	the occurrence of certain events affecting any of the basket shares that may or may not require an adjustment to the adjustment factor for those basket shares, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $10 per PLUS if the values of the basket components at the time of sale are at or below their initial average values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS (and which could be significantly less or zero) by an amount proportionate to the decrease in the value of the basket from its initial basket value.  There can be no assurance that there will be any basket percent increase such that you will receive at maturity an amount in excess of the stated principal amount of the PLUS, or any amount at all.

The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

The PLUS will not be listed on any securities exchange and secondary trading may be limited
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset each other
Movements in the values of the basket components may not correlate with each other.  At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much, or may decrease.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket components.

If the final basket value is less than the initial basket value, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less or zero.

You can review a table of the historical prices and related graphs for each of the basket components for each calendar quarter in the period from January 1, 2004 through July 24, 2009 (except for the Commodity shares which are for each calendar quarter from February 3, 2006 (the inception date of the Commodity shares) through July 24, 2009) and a graph of the historical performance of the basket for the period February 3, 2006  through July 24, 2009 (assuming that each of the basket components is weighted in the basket as described above), beginning on PS-58.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components, based on their historical performance.

The basket components are not equally weighted
The basket components do not all have the same basket component weightings.  Therefore, the same percentage change over the term of the PLUS in two of the basket components which have different basket component weightings would have different effects on the final basket value because of the unequal basket component weightings.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of less heavily weighted basket components.  For example, where the basket component weighting of one basket component is greater than the weighting of another basket component a 5% decrease in the value of a basket component with a heavier basket component weighting will have a greater impact on the final basket value than a 5% increase in the value of a basket component with a lesser basket component weighting.

You will not know the initial average value for any basket component on the pricing date; the value of a basket component on one averaging date may offset the value on another averaging date
Because the initial average value for each basket component is calculated over five initial averaging dates starting on the pricing date, the initial average values will not be determined until the last initial averaging date and, accordingly, you will not know the initial average value for any basket component on the pricing date.  It is possible that the basket components may increase in value over the five initial averaging dates and that, consequently, the final basket value will need to increase to a higher level for an investor to receive a payment at maturity that exceeds the stated principal amount of the PLUS.  The scheduled initial averaging dates are July 24, 2009 (the pricing date), July 27, 2009, July 28, 2009, July 29, 2009 and July 30, 2009, subject to adjustment for non-trading days, non-index business days and certain market disruption events.

Furthermore, the PLUS may pay less than the stated principal amount at maturity even when the values of one or more basket components are higher than their initial average value on any one final averaging date, as such higher values may be partially or entirely offset by lower values on other final averaging dates.  Consequently, it is possible that you will receive at maturity an amount less than the $10 stated principal amount for each PLUS you hold even if the basket’s performance has increased as measured on only one of the final averaging dates.

The basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery; there are specific risks applicable to the basket components

The basket is composed of (i) four equity-linked exchange traded funds that track U.S. small capitalization stocks, U.S. technology stocks, U.S. real estate-related stocks and foreign emerging markets stocks, (ii) a commodity-linked exchange traded fund that tracks six physical commodities and (iii) two bond indices that track U.S. dollar denominated investment grade and non-investment grade (high yield) debt securities.  The basket does not cover many industry sectors and geographic regions and nor does it contain broad and diversified measures of the global equity, commodity and bond markets.  As a result, the basket is concentrated exclusively in a selected number of industry sectors mainly focused on the United States.  Given this limited focus, the basket may not contain the underlying investments that would perform well in the current economic conditions or in any recovery of the world economies.  In addition, even if the basket contained investments that would perform well in a global economic recovery, such a recovery would be subject to numerous highly complex and inter-related economic and geopolitical events and conditions.  Whether or not a recovery occurs, the basket components may decline significantly in value or underperform significantly other investments that are not included in the basket.  Accordingly, the limited focus of the basket may have a significantly adverse effect on the value of the PLUS and your return at maturity, if any.

There are specific risks associated with each of the basket components and the most significant of these risks are highlighted in the risk factors below.

The Russell shares track the performance of the small capitalization segment of the U.S. equity market
The Russell shares seek investment results that correspond generally to the price and yield performance of the Russell 2000® Index in order to track the performance of only the small capitalization segment of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index, and represents a small portion of the total market capitalization of the U.S. equity market.  The Russell shares consequently have the risks associated with an investment concentrated in smaller, less established companies.  This concentration may expose investors to greater volatility and risk than an investment linked to a broader, more diversified equity index.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for them to be bought and sold.  In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel. Small-capitalization companies also generally have less diverse product lines than large-capitalization companies and are more susceptible to adverse developments related to their products.  All of these factors could have an adverse effect on the value of the Russell shares and, therefore, on the value of the PLUS.

Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the Technology shares
The stocks included in the index that is tracked by the Technology shares, and that are generally tracked by the Technology shares, are exclusively in the technology sector.  The values of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs.  Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.  All these factors could have an adverse effect on the value of the Technology shares and, therefore, on the value of the PLUS.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the index tracked by the Emerging Markets shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The price of the Emerging Markets shares is subject to currency exchange risk
Because the price of the Emerging Markets shares is related to the value of the stocks underlying the Emerging Markets shares as converted into U.S. dollars, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the emerging markets currencies in which the component securities of the Emerging Markets shares trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Emerging Markets shares, the price of the Emerging Markets shares will be adversely affected and the payment at maturity on the PLUS may be reduced.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; he balance of payments; and the extent of governmental surpluses or deficits in the component countries and the United States of America.  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States, and other countries important to international trade and finance.

The Commodity shares are focused on a limited group of commodities; investments linked to commodities are subject to sharp fluctuations in commodity prices
The Commodity shares seek to track an underlying index which includes only six physical commodities: light sweet crude oil, heating oil, aluminum, gold, corn and wheat.  As a result, the Commodity shares are concentrated in these commodities and the risks related to this limited set of commodities may be higher than the risks associated with a broader and more diversified basket of commodities.  In addition, investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time as a result of a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the Commodity shares and the value of your PLUS in varying and potentially inconsistent ways. As a result of these or other factors, and in particular because the group of commodities in the index tracked by the Commodity shares is narrow, the price of the Commodity shares may be, and has recently been, highly volatile. See “Description of PLUS—Historical Information.”

An investment linked to the prices of fixed-income securities, such as the basket indices, is subject to significant risks, including interest rate-related and credit-related risks
Investing in the PLUS or in the basket indices differs significantly from investing directly in bonds to be held to maturity as the values of the basket indices change, at times significantly, during each trading day based upon the current market prices of their underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the basket indices are determined by reference to the bid and ask quotations provided by the approximately 10 contributing banks, one of which is Morgan Stanley.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the basket indices, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  The eligibility criteria for the securities underlying the bond indices, which each mandate that each security must have at least three years and six months remaining to maturity for continued eligibility, means that, at any time, only longer-term securities underlie each basket index, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of such basket index.  As a result, rising interest rates may cause the value of the bonds underlying each basket index, and each basket index itself, to decline, possibly significantly.

In addition, the prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds.  The bonds underlying the basket indices may have their credit ratings downgraded, including in the case of the bonds included in the Investment Grade index, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying bonds.  For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the basket indices dropped significantly.  There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the PLUS, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of each basket index and the PLUS. See “Description of PLUS—Historical Information” for more information.

The high yield index and the investment grade index may include U.S.-registered, dollar-denominated bonds of foreign corporations, governments, agencies and supra-national entities. Investing in U.S.-registered, dollar-denominated, investment-grade bonds issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital. Foreign companies may be subject to less governmental regulation than U.S. issuers. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment positions.

Further, the high yield index is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

Investment in a basket including a real estate-linked fund could expose investors to risks which are especially significant in the real estate industry
The Real Estate shares are subject to certain risks applicable to the real estate industry.  The iShares® Dow Jones U.S. Real Estate Fund invests in companies that invest in real estate, such as REITs or real estate holding companies, which exposes the Real Estate shares to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the Real Estate shares and, accordingly, the value of the PLUS.

Higher future prices of index commodities relative to their current prices may adversely affect the value of the Commodity shares and the value of the PLUS
The index tracked by the Commodity shares is composed of physical commodities, with the level of such index calculated based on the closing price of futures contracts for each of these physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that constitute the index tracked by the Commodity shares approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the index tracked by the Commodity shares have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the index tracked by the Commodity shares and, accordingly, the value of the Commodity shares and the value of the PLUS.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the index tracked by the Commodity shares and therefore the value of the Commodity shares and the value of the PLUS

The commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the commodities included within the index tracked by the Commodity shares and, therefore, the value of the Commodity shares and the value of the PLUS.

Adjustments to the basket shares or the indices tracked by the basket shares could adversely affect the value of the PLUS
Those responsible for calculating and maintaining the basket shares and the various indices tracked by the basket shares can, pursuant to their investment strategy or otherwise, add, delete or substitute the components of the basket shares or the indices tracked by the basket shares, or make other methodological changes that could change the value of the basket shares or the indices tracked by the basket shares.  Any of these actions could adversely affect the values of the basket shares and, consequently, the value of the PLUS.

Adjustments to the basket indices could adversely affect the value of the PLUS
The publisher of the basket indices can, pursuant to its investment strategy or otherwise, add, delete or substitute the bonds underlying each basket index, and can make other methodological changes that could change the value of such basket index.  Any of these actions could adversely affect the value of the PLUS.  In addition, the index publisher may discontinue or suspend calculation or publication of a basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket index, and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the PLUS will be an amount based on the value of the bonds underlying such discontinued or suspended basket index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value last in effect prior to the discontinuance of such basket index.

Investing in the PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley
As a holder of the PLUS, you will not have rights that holders of the securities underlying the basket components may have.  Furthermore, investing in the PLUS is not equivalent to investing in any of the basket shares, the indices tracked by the basket shares, or the basket indices or their components.  The PLUS will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions, rights as bondholders in the case of the basket indices, or any other rights with respect to the basket shares, the indices tracked by the basket shares, or the basket indices.  In addition, you do not have the right to exchange your PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

The basket shares and the indices underlying the basket shares are different
The performance of the basket shares may not exactly replicate the performance of the corresponding underlying index because the basket shares will reflect transaction costs and fees that are not included in the calculation of the indices tracked by those basket shares.  It is also possible that one or more of the basket shares exchange-traded funds may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in those basket shares, differences in trading hours between the basket shares and the underlying index or due to other circumstances.  Additionally, the investment adviser of those basket shares may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the index tracked by those basket shares.

The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket shares
MS & Co., as calculation agent, will adjust the adjustment factor for each of the basket shares for certain events affecting those basket shares, as such as stock splits and stock dividends, and for certain other corporate actions involving the basket shares.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out hedging activities related to the PLUS (and to the basket shares and other instruments linked to the basket shares, the indices tracked by the basket shares, the basket indices, or the securities underlying such indices), including trading in the basket shares and in other instruments related to the basket shares, the indices tracked by the basket shares, the basket indices, or the securities underlying such indices, as well as other instruments relating to the basket components.  MS & Co. and some of our other subsidiaries also trade the basket shares, the indices tracked by the basket shares, the basket indices, the securities underlying such indices, and other financial instruments related to the basket shares, the indices tracked by the basket shares, the basket indices and the securities underlying such indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the date we priced the PLUS for sale to you, or on or prior to the last initial averaging date, could affect the initial average values of the basket components and, therefore, could increase the values at which the basket components must close on the final averaging dates before an investor receives a payment at maturity that exceeds the original issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the final averaging dates, could adversely affect the values of one or more basket components on such final averaging dates and, accordingly, the amount of cash an investor will receive at maturity.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. will determine the initial average value and final average value of each basket component, the multiplier for each basket component, the final basket value, whether any changes to any adjustment factor are required, whether any market disruption event has occurred, the basket performance factor or basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any basket component values in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Events,” “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation” and “—

Discontinuance of a Basket Index; Alteration of Method of Calculation” below.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, there is a substantial risk that an investment in the PLUS could be treated as a “constructive ownership transaction,” in which case all or a portion of any long-term capital gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $10 stated principal amount of our Global Recovery Performance Leveraged Upside SecuritiesSM due January 27, 2011 Based on the Performance of a Basket Composed of Equity and Commodity Exchange Traded Funds and Bond Indices.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$8,475,240

Pricing Date	July 24, 2009

Original Issue Date (Settlement Date)	July 31, 2009

Maturity Date
January 27, 2011, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the Final Averaging Dates for any Basket Component.

If due to a Market Disruption Event or otherwise, the last Final Averaging Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such last Final Averaging Date as postponed.  See “—Initial Averaging Dates and Final Averaging Dates” below.

Issue Price	$10 per PLUS

Stated Principal Amount	$10 per PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	617484175

ISIN	US6174841758

Minimum Ticketing Size	100 PLUS

Interest Rate	None

Specified Currency	U.S. dollars

Basket Components
The Basket consists of the following Basket Components weighted at their respective Basket Component Weightings, and with their respective Bloomberg Ticker Symbols, Initial Average Values and Multipliers as set forth in the following table.  Because the Initial Average Values for each Basket Component will be calculated over the five Initial Averaging Dates, the Initial Average Value for each Basket Component will not be determined until the last Initial Averaging Date.  The Multiplier for each Basket Component is based upon its Initial Average Value, and so it also will not be determined until the last Initial Averaging Date.

Basket Component	Bloomberg Ticker Symbol	Initial Average Value*	Basket Component Weighting	Multiplier*
Shares of the iShares® Russell 2000® Index Fund (the “Russell Shares”)	IWM		16.667%
Shares of the Technology Select Sector SPDR® Fund (the “Technology Shares”)	XLK		16.667%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets Shares”)	EEM		16.667%
The iBoxx® USD Liquid High Yield Index (the “High Yield Index”)	IBOXHY		15%
The iBoxx® USD Liquid Investment Grade Index (the “Investment Grade Index”)	IBOXIG		15%
Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Real Estate Shares”)	IYR		10%
Shares of the PowerShares® DB Commodity Index Tracking Fund (the “Commodity Shares”)	DBC		10%

*           To be determined on the last Initial Averaging Date, which will be after the Pricing Date.

Basket Shares	Collectively, the Russell Shares, the Technology Shares, the Emerging Markets Shares, the Real Estate Shares and the Commodity Shares (each, a “Basket Share”).

Basket Indices	Collectively, the High Yield Index and the Investment Grade Index (each, a “Basket Index”).

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each PLUS an amount in cash equal to (i) if the Final Basket Value is greater than the Initial Basket Value, $10 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, or (ii) if the Final Basket Value is equal to or less than the Initial Basket Value, $10 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but, if such Trading Day is not a business day, prior to the close of business on the business day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$10 times the Basket Percent Increase times the Leverage Factor

Leverage Factor	200%

Maximum Payment at Maturity	$12.30 per PLUS (123% of the Stated Principal Amount).

Basket Percent Increase	The Final Basket Value minus the Initial Basket Value divided by the Initial Basket Value, as expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on alternate calculations of the Initial Average Values and/or the Final Average Values for any or all of the Basket Components, as described under “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation,” “—Discontinuance of a Basket Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Basket Performance Factor	The Final Basket Value divided by Initial Basket Value, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on alternate calculations of the Initial Average Values and/or the Final Average Values for any or all of the Basket Components, as described under “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation,” “—Discontinuance of a Basket Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Initial Basket Value	10, which is equal to the sum of the products of (i) the Initial Average Value of each of the Basket Components and (ii) the applicable Multiplier for such Basket Component.

Final Basket Value	The sum of the products of (i) the Final Average Value of each Basket Component and (ii) the applicable Multiplier for such Basket Component.

Multiplier
The multiplier will be set on the last Initial Averaging Date based on each Basket Component’s respective Initial Average Value so that each Basket Component is reflected in the predetermined Initial Basket Value in accordance with its applicable Basket Component Weighting.  The Multiplier for each Basket Component will remain constant for the term of the PLUS.  See“—Basket Components” above.

Initial Average Value
The Initial Average Value for each Basket Component will be determined as follows.

(a) in the case of each Basket Share, the arithmetic average of the Share Closing Price for such Basket Share on each of the five Initial Averaging Dates, times the Adjustment Factor for such

Basket Share on such date, subject to the occurrence of a Market Disruption Event or non-Trading Day as described below in “Initial Averaging Dates and Final Averaging Dates—Initial Averaging Dates.”

(b) in the case of each Basket Index, the arithmetic average of the Index Closing Value (as published on the Price Source) for such Basket Index on each of the five Initial Averaging Dates, subject to the occurrence of a Market Disruption Event or non-Index Business Day as described below in “Initial Averaging Dates and Final Averaging Dates—Initial Averaging Dates.”

In certain circumstances the relevant Share Closing Price or Index Closing Value will be based on an alternate calculation of such Share Closing Price or Index Closing Value, as applicable, as described under “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation”  and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below.

Final Average Value
The Final Average Value for each Basket Component will be determined as follows:

(a) With respect to each Basket Share, the arithmetic average of the Share Closing Price for such Basket Share on each of the five Final Averaging Dates, times the Adjustment Factor for such Basket Share on such date, subject to the occurrence of a Market Disruption Event or non-Trading Day as described below in “—Initial Averaging Date and Final Averaging Dates—Final Averaging Dates.”

(b) With respect to each Basket Index, the arithmetic average of the Index Closing Value (as published on the Price Source) for such Basket Index on each of the five Final Averaging Dates, subject to the occurrence of a Market Disruption Event or non-Index Business Day as described below in “—Initial Averaging Dates and Final Averaging Dates—Final Averaging Dates.”

In certain circumstances the relevant Share Closing Price or Index Closing Value will be based on an alternate calculation of such Share Closing Price or Index Closing Value, as applicable, as described under “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation”  and “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below.

Share Closing Price
Subject to the provisions set out under “—Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation” below, the Share Closing Price for a Basket Share on any Trading Day means:

(a) if such Basket Share is listed or admitted to trading on a national securities exchange other than the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Share is listed or admitted to trading,

(b) if such Basket Share is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(c) if such Basket Share is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Basket Share is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one such Basket Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of a Basket Share and/or an Index Tracked By a Basket Share; Alteration of Method of Calculation” below.

Index Closing Value
Subject to the provisions set out under “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below, the Index Closing Value for a Basket Index on any Index Business Day means the closing value of such Basket Index published at the regular weekday close of trading on such Index Business Day on the Price Source.

Price Source
Bloomberg symbol “IBOXHY” and “IBOXIG” for the High Yield Index and the Investment Grade Index, respectively, or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any Successor Index to such Basket Index.  If such service or any successor service no longer displays the Index Closing Value for a Basket Index, then the Calculation Agent shall designate an alternate source of such Index Closing Value, which shall be the publisher of the relevant Basket Index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such Basket Index.

Adjustment Factor	With respect to each Basket Share, 1.0, subject to adjustment in the event of certain events affecting such Basket Share. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If any of the Basket Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Shares will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one of such Basket Shares.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Relevant Exchange
Relevant Exchange means:

(a) with respect to each Basket Share, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the index tracked by such Basket Share or any Basket Share Successor Index, and

(b) with respect to each Basket Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such Basket Index, or any Successor Index to such Basket Index, and (ii) any futures or options contracts related to such Basket Index or to any security then included in such Basket Index.

Initial Averaging Dates and Final
Averaging Dates	With respect to each of the Basket Components separately:

Initial Averaging Dates

The scheduled Initial Averaging Dates are each of July 24, 2009 (the Pricing Date), July 27, 2009, July 28, 2009, July 29, 2009 and July 30, 2009 (the five consecutive calendar days that are scheduled Trading Days and Index Business Days beginning on and including the Pricing Date).

Final Averaging Dates

The Final Averaging Dates will be January 18, 2011, January 19, 2011, January 20, 2011, January 21, 2011 and January 24, 2011 (the five consecutive calendar days that are scheduled Trading Days and Index Business Days, up to and including the third calendar day prior to the scheduled Maturity Date).

With respect to each of the Initial Averaging Dates and Final Averaging Dates:

(a) If any Initial Averaging Date or Final Averaging Date (each, an “Averaging Date”) is not a Trading Day (in the case of any Basket Share) or not an Index Business Day (in the case of any Basket Index), such Averaging Date for that Basket Component will be the immediately succeeding Trading Day or Index Business Day, as applicable, and each succeeding Averaging Date for that Basket Component will be the Trading Day or Index Business Day, as applicable, immediately following such Averaging Date as postponed.

(b) If a Market Disruption Event occurs with respect to any Basket Component on any Averaging Date, the Share Closing Price or Index Closing Value, as applicable, solely with respect to such affected Basket Component will be determined on the immediately succeeding Trading Day (in the case of a Basket Share) or Index Business Day (in the case of a Basket Index) on which no Market Disruption Event shall have occurred with respect to such affected Basket Component.  Each succeeding Averaging Date with respect to such Basket Component shall then be such next Trading Day or Index Business Day, as applicable, following such Averaging Date as postponed.  The Initial Basket Value and Final Basket Value shall be determined on the date on which all Initial Average Values or Final Average Values, as applicable, for each of the Basket Components are available; provided that (i) a Share Closing Price or Index Closing Value, as applicable, will not be determined on a date later than the fifth Business Day after the last scheduled Initial Averaging Date or the fifth Business Day after the last scheduled Final Averaging Date, as applicable, (ii) the Share Closing Price or Index Closing Value, as applicable, for any Basket Component on any Averaging Date that would otherwise fall after such fifth Business Day shall be the Share Closing Price or Index Closing Value on such fifth Business Day and (iii) if such fifth Business Day is not a Trading Day or Index Business Day, as applicable, or if there is a Market Disruption Event with respect to the relevant Basket Component on such date, the Calculation Agent will determine the Share Closing Price or Index Closing Value, as applicable, for any remaining Initial Averaging Dates or Final Averaging Dates, as applicable, for (x) any affected Basket Share using the mean, as determined by the Calculation Agent of the bid prices for such Basket Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent (bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained) or (y) any affected Basket Index using the Index Closing Value of the affected Basket Index as determined by the Calculation Agent in accordance with the formula for calculating such Basket Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected Basket Index.

Trading Day
With respect to each of the Basket Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day
With respect to each of the Basket Indices, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of posting of its regular final weekday closing price.

Market Disruption Event
Market Disruption Event means:

(a) with respect to each of the Basket Shares separately, (i) the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Share on the primary market for such Basket Share for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Share as a result of which the reported trading prices for the Basket Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Share, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or (ii) the occurrence or existence of a suspension, absence or material limitation of trading of securities (or, in the case of the Commodity Shares, futures contracts) then constituting 20 percent or more of the value of the index tracked by such Basket Share on the Relevant Exchange(s) for such securities or futures contracts, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or (iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to such Basket Share or the index tracked by such Basket Share for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and (iv) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i), (a)(ii) or (a)(iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a portion of the hedge position with respect to the PLUS.

(b) with respect to each Basket Index separately, (i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Basket Index (or a Successor Index to such Basket Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Basket Index (or a

Successor Index to such Basket Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or a Successor Index to such Basket Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (b)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to a Basket Share or Basket Index, respectively, at any time, if trading in a security included in such Basket Index or, in the case of a Basket Share, the index tracked by such Basket Share, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index or, in the case of a Basket Share, the index tracked by such Basket Share, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to a Basket Share or a Basket Index has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Basket Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on a Basket Index, or, in the case of the Basket Shares, a suspension of trading in futures or options contracts on such Basket Share or on the relevant index tracked by such Basket Share, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Basket Index or, in the case of the Basket Shares, to the index tracked by such Basket Share, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Basket Index or, in the case of the Basket Shares, to the index tracked by such Basket Share, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Book Entry Note or Certificated Note	Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent
MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Average Value and Final Average Value of each Basket Component, the Multiplier for each Basket Component, the Final Basket Value, whether any changes to any Adjustment Factor are required, the Basket Performance Factor or the Basket Percent Increase, as applicable, and the Payment at Maturity and whether any Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Initial Averaging Dates and Final Averaging Dates.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of a Basket Share and/or an Index Tracked by a Basket Share; Alteration of Method of Calculation	If a Basket Share is liquidated or otherwise terminated (a “Liquidation Event”), the relevant Share Closing Price for such Basket Share on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (a) the closing value of:

(i) in the case of the iShares® Russell 2000® Index Fund, the iShares® Russell 2000® Index,

(ii) in the case of the Technology Select Sector SPDR® Fund, the Technology Select Sector Index,

(iii) in the case of the iShares® MSCI Emerging Markets Index Fund, the MSCI Emerging Markets Index,

(iv) in the case of the iShares® Dow Jones U.S. Real Estate Index Fund, the Dow Jones U.S. Real Estate Index, and

(v) in the case of the PowerShares® DB Commodity Index Tracking Fund, the Deutsche Bank Liquid Commodity Index —Optimum Yield Excess Return™,

or, if applicable, the relevant Basket Share Successor Index, on such Trading Day (taking into account any material changes in the method of calculating the index tracked by the applicable Basket Share following such Liquidation Event) times (b) a fraction, the numerator of which is the Share Closing Price of the affected Basket Share and the denominator of which is the closing value of the index tracked by the affected Basket Share (or any Basket Share Successor Index), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Share Closing Price for the affected Basket Share was available.

If the applicable Index Publisher of an index tracked by a Basket Share discontinues publication of its respective index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Basket Share Successor Index”), then any subsequent Share Closing Price on any Trading Day, following a Liquidation Event for the affected Basket Share will be determined by reference to the published value of such Basket Share Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Basket Share Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the PLUS, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the applicable Index Publisher of an index tracked by a Basket Share discontinues publication of its respective index prior to, and such discontinuance is continuing on, an Averaging Date, or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Basket Share Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for the affected Basket Share for such Averaging Date or date of acceleration.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the applicable index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities, or with respect to the Commodity Shares, futures contracts, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently composing the applicable index without any rebalancing or substitution of such securities or futures contract, as applicable, following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of an index tracked by one or more of the Basket Shares may adversely affect the value of the PLUS.

Discontinuance of a Basket Index;
Alteration of Method of Calculation
If an Index Publisher of a Basket Index discontinues publication of its respective Basket Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index” to such Basket Index), then any subsequent Index Closing Value for such Basket Index will be determined by reference to the published value of such Successor Index to such Basket Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index to a Basket Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of its respective Basket Index prior to, and such discontinuance is continuing on, an Averaging Date, or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to such Basket Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such Basket Index for such Averaging Date or date of acceleration.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating such Basket Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting such Basket Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect the value of the PLUS.

If at any time the method of calculating a Basket Index or a Successor Index to such Basket Index, or the value thereof, is changed in a material respect, or if a Basket Index or a Successor Index to a Basket Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a bond index comparable to such Basket Index or such Successor Index to such Basket Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for such Basket Index with reference to such Basket Index or such Successor Index to such Basket Index, as adjusted.  Accordingly, if the method of calculating a Basket Index or a Successor Index to a Basket Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Share Closing Price or Index Closing Value, as applicable, of each of the Basket Components on the date of acceleration, times the Adjustment Factor on such date for such Basket Component, if applicable, were the Share Closing Price or Index Closing Value for such Basket Component for each of the Final Averaging Dates scheduled to occur on or after such date of acceleration.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Index Publisher	(a) With respect to each of the Basket Indices, International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited, and (b) with respect to the indices tracked by each

Basket Share: with respect to the Russell Shares, Frank Russell Company; with respect to the Technology Shares, SSgA Funds Management, Inc.; with respect to the Emerging Markets Shares, MSCI Inc.; with respect to the Real Estate Shares, Dow Jones & Company, Inc.; and with respect to the Commodity Shares, DB Commodity Services LLC, or, in each case, any respective successor publisher thereof.

The Basket Shares
All the Basket Shares are registered under the Exchange Act.  The Basket Shares are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by each of the Basket Shares pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below.

In addition, information regarding the Basket Shares may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS and does not relate to any of the Basket Shares.  We have derived all disclosures contained in this pricing supplement regarding the Basket Shares from the publicly available documents described in the preceding paragraphs.  Such information reflects the policies of, and is subject to change by, the publishers of the Basket Shares.  In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Shares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Basket Shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the Basket Shares (and therefore the price of the Basket Shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Shares could affect the value received at maturity with respect to the PLUS and therefore the trading price of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Shares.

We and/or our affiliates may presently or from time to time engage in business with those responsible for calculating, maintaining or publishing the Basket Shares, and/or their affiliates, or with one or more of the issuers of the component stocks or the Index Publishers of the indices tracked by the Basket Shares without regard to your interests.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to such shares, issuers or indices, and neither we nor any of our affiliates undertakes to disclose any such information to  you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Shares or the indices tracked by the Basket Shares or the issuers of the component stocks of such indices.  These research reports may or may not recommend that investors buy or hold the securities of such shares or issuers.  As a purchaser of the PLUS, you should undertake an independent investigation of the Basket Shares, the indices tracked by the Basket Shares and the issuers of the component stocks of such indices as in your judgment is appropriate  to allow you to make an informed decision with respect to an investment in the PLUS.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The PLUS are not sponsored, endorsed, sold, or promoted by MGH or the Select Sector SPDR® Trust.  MGH and the Select Sector SPDR® Trust make no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  MGH and the Select Sector SPDR® Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The PLUS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The Russell Shares	The iShares® Russell 2000® Index Fund

The iShares Russell 2000 Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.  Shares of the fund trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol IWM.

The iShares Russell 2000 Index Fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment

Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.

The Russell 2000® Index

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Technology Shares	The Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index.  Shares of the Fund trade on the NYSE under the ticker symbol XLK.

The Technology Select Sector SPDR Fund is registered as part of the Select Sector SPDR® Trust, a registered investment company.  Information provided to or filed with the Commission by the Select Sector SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.

The Technology Select Sector Index

The Technology Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500® Index (discussed below in further detail), is intended to give investors a modified market capitalization-based way to track the movements of certain public companies that represent the technology sector of the S&P 500 Index.  As of March 31, 2009, the Technology Select Sector Index included 83 component stocks from the following industries: IT consulting services, semiconductor equipment and products, computers and peripherals, diversified telecommunication services, and wireless telecommunication services.  As of May 22, 2009, the Technology Select Sector Index represented approximately 21.06% of the S&P 500 Index based on market capitalization of the stocks.

The stocks included in each Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The NYSE acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices (listed below) together comprise all of the companies in the S&P 500 Index.

Select Sector Index
The Consumer Discretionary Select Sector Index
The Consumer Staples Select Sector Index
The Energy Select Sector Index
The Financial Select Sector Index
The Health Care Select Sector Index
The Industrial Select Sector Index
The Materials Select Sector Index
The Technology Select Sector Index
The Utilities Select Sector Index

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

• Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

•      The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

•      Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

•      Each Select Sector Index is calculated using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the NYSE will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500® Index

The S&P 500 Index was developed by, and is calculated, maintained and published by, S&P.  The index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The MCSI Shares	The iShares® MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  Shares of the fund trade on the NYSE under the ticker symbol EEM.

The iShares MSCI Emerging Markets Index Fund is managed by iShares®, Inc., a registered investment company.  Information provided to or filed with the Commission by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  MSCI may be considered an affiliate of ours. As of June 2009 the index consisted of the following 22 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. The MSCI Emerging Markets Index includes components from all countries designated by MSCI as Emerging Markets.  The MSCI Emerging Markets Index was developed with a base value of 100 as of December 31, 1987.

The Real Estate Shares	The iShares® Dow Jones U.S. Real Estate Index Fund

The iShares Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  Shares of the fund trade on the NYSE under the ticker symbol IYR.

The iShares Dow Jones U.S. Real Estate Index Fund is registered as part of the iShares Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market. Component companies include those that invest directly or indirectly through development, management or ownership of shopping malls, apartment buildings and housing developments; and REITs that invest in apartments, office and retail properties. REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. Index (formerly known as the Dow Jones U.S. Total Market Index). The Dow Jones U.S. Index is part of the Dow Jones World Index. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate Index.  Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones Company, Inc. (“Dow Jones”) on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB.  ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITs and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

The Dow Jones U.S. Index

The Dow Jones U.S. Index is a broad-based but investable measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the very smallest and least-liquid stocks.  The Dow Jones U.S. Index is a subset of the Dow Jones World Index, a benchmark family that follows some 6,000 stocks from 46 countries.  It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

The Commodity Shares	The PowerShares® DB Commodity Index Tracking Fund

The PowerShares DB Commodity Index Tracking Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess ReturnTM.  Shares of the fund trade on the NYSE under the ticker symbol DBC.

Information provided to or filed with the Commission by the fund pursuant to the Securities Act of 1933 can be located by reference to Commission file numbers 333-141631 and 333-150217 through the Commission’s website at http://www.sec.gov.

Master-Feeder Structure.  The fund invests substantially all of its assets in DB Commodity Index Tracking Master Fund, the master fund.  The master fund pursues its investment objective by investing in a portfolio of exchange-traded futures on the commodities comprising the Deutsche Bank Liquid Commodity Index – Optimum Yield Excess ReturnTM.

Deutsche Bank Liquid Commodity Index – Optimum Yield Excess ReturnTM

The Deutsche Bank Liquid Commodity Index – Optimum Yield Excess ReturnTM is intended to reflect the change in market value of certain commodities.  The index is (i) calculated on an excess return, or unfunded basis and (ii) rolled in a manner which is aimed at potentially maximizing the roll benefits in backwardated markets and minimizing the losses from rolling in contangoed markets.  The index commodities are light, sweet crude oil, heating oil, aluminum, gold, corn and wheat.

The notional amounts of each index commodity included in the index are broadly in proportion to historic levels of the world’s production and stocks of the index commodities.  The closing level of the index is calculated on each business day by Deutsche Bank AG London, the Index Sponsor, based on the closing price of the futures contracts for each of the index commodities and the notional amount of such index commodity.

The index is rebalanced annually in November to ensure that each of the index commodities is weighted in the same proportion that such index commodities were weighted on July 31, 1988, or the base date.  The following table reflects the index base weights of each index commodity on the base date:

Index Commodity	Index Base Weight (%)
Light, Sweet Crude Oil	35.00
Heating Oil	20.00
Aluminum	12.50
Gold	10.00
Corn	11.25
Wheat	11.25
Closing Level on Base Date:	100.00

The index has been calculated back to the base date. On the base date, the closing level was 100.

The index commodities are traded on the following futures exchanges: Light, Sweet Crude Oil and Heating Oil: New York Mercantile Exchange; Aluminum: The London Metal Exchange

Limited; Gold: Commodity Exchange Inc., New York; and Corn and Wheat: Board of Trade of the City of Chicago Inc.

The composition of the index may be adjusted in the event that the Index Sponsor is not able to calculate the closing prices of the index commodities.

The index includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced.  With respect to each index commodity, the master fund employs a rule-based approach when it ‘rolls’ from one futures contract to another.  Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each index commodity rolls to the futures contract which generates the best possible ‘implied roll yield.’  The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the index.

The futures contract price for each index commodity will be the exchange closing prices for such index commodity on each weekday when banks in New York, New York are open, or Index Business Days.  If a weekday is not an Exchange Business Day (as defined in the following sentence) but is an Index Business Day, the exchange closing price from the previous Index Business Day will be used for each index commodity.  “Exchange Business Day” means, in respect of an index commodity, a day that is a trading day for such index commodity on the relevant exchange (unless either an index disruption event or force majeure event has occurred).

On the first New York business day, or Verification Date, of each month, each index commodity futures contract will be tested in order to determine whether to continue including it in the index.  If the index commodity futures contract requires delivery of the underlying commodity in the next month, known as the Delivery Month, a new index commodity futures contract will be selected for inclusion in the index.  For example, if the first New York business day is May 1, 2011, and the Delivery Month of the index commodity futures contract currently in the index is June 2011, a new index commodity futures contract with a later Delivery Month will be selected.

For each underlying index commodity in the index, the new index commodity futures contract selected will be the index commodity futures contract with the best possible “implied roll yield” based on the closing price for each eligible index commodity futures contract.  Eligible index commodity futures contracts are any index commodity futures contracts having a Delivery Month (i) no sooner than the month after the Delivery Month of the index commodity futures contract currently in the index, and (ii) no later than the 13th month after the Verification Date.  For example, if the first New York business day is May 1, 2011 and the Delivery Month of an index commodity futures contract currently in the index is therefore June 2011, the Delivery Month of an eligible new index commodity futures contract must be between July 2011 and July 2012. The implied roll yield is then calculated and the futures contract on the index commodity with the best possible implied roll yield is then selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the Delivery Month is selected.

After the futures contract selection, the monthly roll for each index commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract.  This takes place between the 2nd and 6th Index Business Day of the month.

On each day during the roll period, new notional holdings are calculated. The calculations for the old index commodity that are leaving the index and the new index commodity are then calculated.

On all days that are not monthly index roll days, the notional holdings of each index commodity future remains constant.

The index is re-weighted on an annual basis on the 6th Index Business Day of each November.

The index calculation is expressed as the weighted average return of the index commodity.

While the Index Sponsor currently employs the above described methodology to calculate the index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any index commodity or a futures contract) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision of the index.

The Basket Indices
We have derived all information contained in this pricing supplement regarding the Basket Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by their respective Index Publishers. We make no representation or warranty as to the accuracy or completeness of such information. The Index Publishers of the Basket Indices are under no obligation to continue to publish their respective Basket Index and may discontinue publication of such Basket Index at any time.

In addition, information regarding the Basket Indices may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The High Yield Index	The iBoxx® USD Liquid High Yield Index

The iBoxx USD Liquid High Yield Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited (“Markit”). IIC determines the relative weightings of the securities in the index and publishes information regarding the market value of the index. The index is a basket of 50 bonds and is designed to provide a representation of the U.S. dollar high yield corporate market. All 50 bonds in the basket are equally price-weighted in returns (assuming the same quantity of each bond).

The index consists of sub-investment grade U.S. dollar-denominated bonds issued by corporate issuers and rated by at least one of three rating services: Moody’s Investors Service, Standard & Poor’s Rating Services, or Fitch Ratings.  The index composition is re-balanced once a month, after the close of business on the last business day of the re-balancing month (the “re-balancing date”). The new index composition becomes effective on the first business day of the next month.

The bonds in the index must meet all the criteria described below as of the close of business three business days prior to the re-balancing date provided that the relevant bond data can be verified, at Markit’s sole discretion, as of such date (“Bond Selection Cut-off Date”).

Selection Criteria for Broad iBoxx USD HY Index. The following selection criteria are applied to determine the constituents for the broad iBoxx USD HY Index (the “Broad Index”), from which the constituents of the index are selected: bond type; time to maturity; amount outstanding; age; denomination; issuer and agency ratings.

Fixed coupon bonds, zero coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), bonds with sinking funds, medium term notes, Rule 144A offerings and callable bonds are candidates for inclusion. The following instruments are excluded from the index: preferred shares, convertible bonds, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables and Regulation S offerings.  Bonds must be denominated in U.S. dollars.

To qualify for the Broad Index, bonds must have at least three years and six months remaining time to maturity when joining the index. Bonds in the index with maturities less than 3 years will be excluded from the indices at the next re-balancing.

The outstanding face value of a bond must be greater than or equal to $200 million as of the Bond Selection Cut-off Date.  Partial buybacks or add-ons will affect the outstanding face value of a candidate bond.  Markit will consider changes in the outstanding face value of a candidate bond as a result of partial or full buybacks or add-ons, provided that Markit is aware of such changes as of the Bond Selection Cut-off Date.

New issues must have a first settlement date on or before a re-balancing date to be included in the index for the next period. As of a re-balancing date, bonds must be less than five years old and have at least three years remaining to maturity.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan or Western Europe. The issue must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns, and government-backed or guaranteed entities is excluded.

Bonds must be rated below investment grade, but not in default, at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s as of the Bond Selection Cut-off Date to qualify.  The highest rating determines the index rating. Split-rated (e.g., Baa3/BB+ or Ba1/BBB) issues are excluded from the index.  A split-rated issue means that an issue is rated investment grade by at least one rating agency and non-investment grade by at least one other rating agency.  Issues rated D by S&P or Fitch, or that have been subject to a default press release by Moody’s cannot enter the index; those issues in the index that are subsequently downgraded to D by Fitch or S&P or subject to a default press release by Moody’s (as of the Bond Selection Cut-off Date) will be taken out of the index on the next rebalancing date. After a bond has migrated into high yield from investment grade status, it must retain that status for three months before it can be included in the index.

Selection Criteria for iBoxx USD Liquid High Yield Bonds. In addition to satisfying the conditions for inclusion in the Broad Index, to become a member of the index a security must also fulfill the following criteria:

•	Minimum Run. Any bond that enters the index must remain in the index for a minimum of six months provided it remains eligible for the Broad Index during that period.

•	Lockout Period. A bond that drops out of the index at re-balancing is excluded from re-entering the index for a three-month period.

•	Exchange of Bonds from the Same Issuer. Bonds from the same issuer are only replaced by another bond from the same issuer if the bond to be replaced:

	•	is no longer in the Broad Index; or

	•	is no longer in the same classification bucket; or

	•	has been a member of the index for at least 1 year.

Disqualification. Bonds are disqualified from candidacy in the index for any of the following reasons:

•	Security Type and Issuer. U.S. dollar denominated bonds for foreign corporate issuers (i.e., yankee bonds). Zeros and zero step-ups (GAINS) are also excluded.

•	Age. As of any re-balancing date, bonds must have less than 15 years remaining to maturity.

•
Tender Offers and Calls. Any bond subject to a firm call or tender offer in the month immediately following the re-balancing date will be excluded, provided that Markit is aware of such tender offer or call as of the Bond Selection Cut-off Date.

•	Lockout Period. A bond is disqualified if it is within a lockout period.

•	Minimum Potential Run. In order to satisfy the minimum run requirement, a bond must have at least three years and six months remaining to maturity when it enters the index.

Liquidity Score.  Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution.  The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.  The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trader inputs.  The formula reflects the fact that larger issues are more liquid but become less liquid with age.  The issuer premium gives the biggest issuers in the market a higher overall liquidity score.  The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified.  The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer.  For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds.  Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.  Bonds that were members of the index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade.

Index Size, Issuer Ordering and Bonds Selection.  To ensure that the index reflects the composition of the high yield market, the Broad Index is profiled annually following the close of the market at the end of October. The broad market is segmented into index cells.  The percentage par amounts outstanding of the Broad Index in each cell determine the bond allocation for the index during the following 12 months. The broad market is profiled across industry sector dimensions by segmenting the bonds into five baskets, which represent the following industry sectors: Consumer Goods, Consumer Services, Industrials & Materials, Telecommunication & Technology and Utilities & Energy.

The profile as of November 1, 2008 (most recent available data):

Sector	# of Bonds

Consumer Goods	4
Consumer Services	16
Industrials & Materials	13
Telecommunication & Technology	7
Utilities & Energy	10

While the market profile is constant for a year, the bonds constituting the index are chosen at the end of every month to fill the matrix according to their liquidity scores. The qualified entrants in each cell are ranked based on their liquidity scores and chosen in descending order of liquidity subject to one-issue per issuer per cell. In the event that there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the index is rebalanced with fewer than 50 bonds.

The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

If a bond in the index is in its minimum run but no longer eligible for the Broad Index, it will be removed from the index.  The rules for the minimum run and the lockout period take precedence over the other rules for the index selection.  Thus, a minimum run bond which is disqualified from the index, but which still qualifies for the Broad Index remains in the index. This could happen, for example, if a bond's “yankee” status changes due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies.  All of the bonds in their minimum run will be selected, even if this results in more bonds than normally allowed in a particular sector. Furthermore, if circumstances result in multiple minimum run bonds from the same issuer in the same sector, all of the minimum run bonds will remain in that sector. Finally, if there are more minimum run bonds qualifying for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the overall index.

Index Re-balancing. The index is re-balanced every month, on the last calendar day of the month after the last index calculation. Re-balancing also takes place if the re-balancing falls on a non-trading day. The composition of the index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.

In a first step the selection criteria set out above are applied to the universe of USD denominated bonds. Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the re-balancing date are included in the selection process. Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of contributed quotes. Index calculation is based on bids and asks quotes provided by the contributing banks. As of July 2008 (most recent available data) the following banks supply bond prices: Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley and UBS.

The quotes pass through a two-step consolidation process.  The first filter tests the technical validity of the quotes. The following parameters are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 500 basis points.  A quote from a bank is only accepted if both bid and ask pass the test.

In the second filter the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond). If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out. First, the distance between the maximum / minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded. Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit.

The consolidated bid and ask prices are calculated from the remaining quotes.  If less than two quotes are valid, no consolidated price can be generated.  If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes.  If four or more quotes are received, the highest and lowest quotes are eliminated.  Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices.  In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices.  The index calculation is based on bid prices. Bonds that are not in the iBoxx High Yield universe for the current month, but become eligible at the next re-balancing, enter the indices at their ask price.

The index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond). Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

The Investment Grade Index	The iBoxx® USD Liquid Investment Grade Index

The iBoxx USD Liquid Investment Grade Index is sponsored by IIC. IIC determines the relative weightings of the securities in the index and publishes information regarding the market value of the index.  The index is a rules-based index consisting of up to 100 investment grade, U.S. dollar-denominated corporate bonds that seeks to represent the broader corporate bond market.

The index is a subset of the iBoxx USD Corporate Bond Index, an index of over 1,000 investment grade bonds. Bonds in the index are selected from the universe of eligible bonds in the iBoxx USD Corporate Bond Index.

Currently, the bonds eligible for inclusion in the index include U.S. dollar-denominated, SEC-registered corporate bonds that: (i) are issued by companies domiciled in the U.S., Canada, Western Europe or Japan; (ii) are rated investment grade; (iii) have at least $500 million of outstanding face value; and (iv) are less than five years since issue date and have at least three years to maturity. Index constituents are equally weighted.

Selection Criteria for iBoxx USD Liquid Investment Grade Bonds. The following selection criteria are applied to determine the eligibility for inclusion in the index: bond type; time to maturity; amount outstanding; age; denomination and market; geographic scope; minimum run; lockout period; and liquidity score.

Fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), medium-term notes (“MTNs”), sinking funds and make-whole callables are eligible.  Preferred shares, convertibles, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables, yankees and callables are not eligible.

To qualify for the index all eligible bonds must have at least three years and six months remaining time to maturity when joining the index.  Bonds with maturities less than 3 years will be excluded from the index at the next re-balancing.

All bonds must have a minimum amount outstanding of $500 million in order to be eligible for the index.  The amount outstanding of each bond is used to calculate its index weight.  The index is price-weighted.

Bonds must be denominated in U.S. dollars, publicly registered in the United States with the Securities and Exchange Commission and clear and settle through The Depository Trust Company. Eurobonds are excluded.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan, Andorra, Austria, Belgium,

Cyprus, Denmark, Faeroe Islands, Finland, France, Germany, Gibraltar, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, San Marino, Spain, Sweden, Switzerland, United Kingdom, Vatican City, Bulgaria, Estonia, Latvia, Lithuania, Romania, Czech Republic, Hungary, Poland, Slovakia, Slovenia.

Any bond that enters the index must remain in the index for a minimum of six months provided it remains eligible for the broad iBoxx USD Corporate Bond Index (the “Broad USD Index”) during that period.  A bond that drops out of the index at re-balancing is excluded from re-entering the index for a three-month lockout period.  Bonds from the same issuer will only be replaced by another bond from the same issuer if the bond to be replaced (i) is no longer in the Broad USD Index, (ii) is no longer in the same classification or maturity bucket, or (iii) has been a member of the index for at least 1 year.

Liquidity Score. Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution.  The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.  The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trading patterns.  The formula reflects the fact that larger issues are more liquid but become less liquid with age.  The issuer premium gives the biggest issuers in the market a higher overall liquidity score.  The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified.  The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer.  For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds.  Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.  Bonds that were members of the index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade.  The non-incumbent bonds from an incumbent issuer are granted a reduced premium to facilitate a potential move to a new issue from the same issuer at the next re-balancing date.

Index Size, Issuer Ordering and Bonds Selection. To help to obtain the goal that the index reflects the composition of the broad investment grade market, the Broad USD Index is profiled annually following the close of the market at the end of October.  The market profile calculation includes all iBoxx Corporate bonds with more than 3 years to maturity. The broad market is segmented into index cells.  The percentage par amounts outstanding of the Broad USD Index in each cell determine the bond allocation for the index during the following 12 months.

The broad market is profiled by industry, sector and maturity by segmenting the bonds into a 4x3 matrix.  The four rows represent the industry sectors Consumer, Financial, Telecommunications & Technology, and Industrials & Utilities.  The three columns represent the maturity ranges: three- to seven-years, seven- to 15-years, and greater than 15-years.

While the market profile is constant for a year, the bonds constituting the index are chosen at the end of every month to fill the matrix according to their liquidity scores.  The qualified entrants in each cell are ranked based on their liquidity scores and chosen in descending order of liquidity, subject to one-issue per issuer per cell.  In the event that there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the index is rebalanced with fewer than 100 bonds.  The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

A bond must be a member of the Broad USD Index to be eligible for the index.  If a bond in the index is in its minimum run but no longer eligible for the Broad USD Index, it will be removed from the index.  The rules for the minimum run and the lockout period take precedence over the other rules for the index selection.  Thus, a minimum run bond, which is disqualified from the index, but which still qualifies for the Broad USD Index, remains in the index.  This could happen, for example, if a bond’s “yankee” status changes due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies. Bonds in the index change maturity sector as they approach maturity. All bonds in their minimum run will be selected, even if this results in more bonds than normally allowed in a particular sector.  Furthermore, if circumstances result in multiple minimum run bonds from the same issuer in the same sector, all of the minimum run bonds will remain in that sector.  Finally, if there are more minimum run bonds qualifying for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the index.

Index Re-balancing. The index is re-balanced every month, on the last calendar day of the month after the last index calculation.  Re-balancing also takes place if the re-balancing falls on a non-trading day.  The composition of the index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.

In a first step the selection criteria set out above are applied to the universe of USD denominated bonds.  Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond.  Only bonds with a first settlement date on or before the re-

balancing date are included in the selection process. Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of Contributed Quotes. Index calculation is based on bids and asks quotes provided by the contributing banks. As of July 2008 (most recent available data) the following banks supply bond prices: Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley and UBS.

The quotes pass through a two-step consolidation process.  The first filter tests the technical validity of the quotes.  The following parameters are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 250 basis points.  A quote from a bank is only accepted if both bid and ask pass the test.

In the second filter, the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond).  If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out.  First, the distance between the maximum/minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded.  Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit.

The consolidated bid and ask prices are calculated from the remaining quotes.  If less than two quotes are valid, no consolidated price can be generated.  If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes.  If four or more quotes are received, the highest and lowest quotes are eliminated.  Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices.  In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices.  The index calculation is based on bid prices. Bonds that are not in the iBoxx universe for the current month, but become eligible at the next re-balancing, enter the index at their ask price.  The Broad USD Index is treated as a portfolio, where each bond’s weight is equal to its market capitalization. The index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond).  Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

Prior to November 1, 2006, the index was known as the GS $ InvesTop™ Index and was owned and managed by Goldman Sachs.

License Information for the Basket Indices
Markit iBoxx is a trade mark of International Index Company Limited (“IIC”) and has been licensed for use by Morgan Stanley.  International Index Company Limited does not approve, endorse or recommend Morgan Stanley or the PLUS.

This pricing supplement is derived from a source considered reliable, but IIC and its employees, suppliers, subcontractors and agents (together International Index Company Associates) do not guarantee the veracity, completeness or accuracy of this pricing supplement or other information furnished in connection with this pricing supplement. No representation, warranty or condition, express or implied, statutory or otherwise, as to condition, satisfactory quality, performance, or fitness for purpose are given or assumed by IIC or any of the International Index Company Associates in respect of this pricing supplement or any data included in it or the use by any person or entity of this pricing supplement or that data and all those representations, warranties and conditions are excluded save to the extent that such exclusion is prohibited by law.

IIC and the International Index Company Associates shall have no liability or responsibility to any person or entity for any loss, damages, costs, charges, expenses or other liabilities whether caused by the negligence of IIC or any of the International Index Company Associates or otherwise, arising in connection with the use of this pricing supplement.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each Basket Component is weighted in the Basket as described in “—Basket Components” and that the Basket Component Weightings and Multipliers have been set on February 3, 2006 (the inception date of the Commodity Shares) such that the Initial Basket Value was 10 on such date).  The graph covers the period from February 3, 2006 through July 24, 2009 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the PLUS.  The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Historical Basket Performance February 3, 2006 through July 24, 2009

Historical Information
The following tables set forth the published high, low and end of quarter closing prices or values, as applicable. for each of the Basket Components for each calendar quarter from January 1, 2004 through July 24, 2009 (except for the shares of the PowerShares DB Commodity Index Tracking Fund which are for each calendar quarter from February 3, 2006 through July 24, 2009).  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The Share Closing Prices on July 24, 2009 were, for the Russell Shares, $54.81, for the Technology Shares, $19.65, for the Emerging Markets Shares, $35.40, for the Real Estate Shares, $34.60, for the Commodity Shares, $22.65 and the Index Closing Value on such date for the High Yield Index was 138.12 and for the Investment Grade Index was 164.45.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Average Value and the Final Average Value of the Basket Components will be determined in accordance with the provisions set forth herein on the Initial Averaging Dates and the Final Averaging Dates, as applicable.  The historical prices and values, and historical performance of the Basket Components, should not be taken as an indication of future performance.  We cannot give you any assurance that the Final Basket Value will be greater than the Initial Basket Value so that you will receive a payment in excess of the Stated Principal Amount of the PLUS, if at all.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.  The prices and values of the Basket Components may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. If the Final Basket Value is less than the Initial Basket Value, you will lose money on your investment.

iShares® Russell 2000® Index Fund
Historical High, Low and Period End Share Closing Prices
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	59.95	55.76	58.80
Second Quarter	60.38	53.46	59.00
Third Quarter	58.10	51.68	56.93
Fourth Quarter	65.03	56.23	64.75
2005
First Quarter	64.35	60.20	61.08
Second Quarter	64.06	56.88	63.70
Third Quarter	68.37	63.98	66.39
Fourth Quarter	68.86	61.62	66.72
2006
First Quarter	75.97	68.05	75.97
Second Quarter	77.63	66.65	71.73
Third Quarter	73.29	66.75	72.00
Fourth Quarter	79.38	71.22	78.03
2007
First Quarter	82.39	75.17	79.51
Second Quarter	84.79	79.75	82.96
Third Quarter	85.74	75.20	80.04
Fourth Quarter	84.18	73.02	75.92
2008
First Quarter	75.16	64.50	68.29
Second Quarter	76.20	68.53	69.05
Third Quarter	75.30	65.05	68.00
Fourth Quarter	67.02	38.53	49.24
2009
First Quarter	51.25	34.39	42.05
Second Quarter	53.20	42.78	51.08
Third Quarter (through July 24, 2009)	54.81	47.87	54.81

iShares® Russell 2000® Index Fund
January 1, 2004 through July 24, 2009

Technology Select Sector SPDR® Fund
Historical High, Low and Period End Share Closing Prices
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	22.10	19.40	20.16
Second Quarter	21.06	19.24	20.70
Third Quarter	20.32	17.95	19.12
Fourth Quarter	21.71	19.33	21.11
2005
First Quarter	20.93	19.24	19.56
Second Quarter	20.47	18.47	19.92
Third Quarter	21.41	19.97	20.90
Fourth Quarter	22.04	19.79	20.90
2006
First Quarter	22.27	21.16	22.14
Second Quarter	22.54	19.57	20.33
Third Quarter	22.13	19.00	22.00
Fourth Quarter	23.81	21.84	23.26
2007
First Quarter	24.02	22.64	23.32
Second Quarter	25.85	23.44	25.60
Third Quarter	27.09	24.59	26.97
Fourth Quarter	28.40	25.24	26.66
2008
First Quarter	26.16	21.78	22.40
Second Quarter	25.50	22.50	22.91
Third Quarter	23.73	19.00	19.85
Fourth Quarter	19.67	13.19	15.41
2009
First Quarter	16.31	13.22	15.62
Second Quarter	18.43	16.06	18.21
Third Quarter (through July 24, 2009)	19.77	17.34	19.65

Technology Select Sector SPDR® Fund
January 1, 2004 through July 24, 2009

iShares® MSCI Emerging Markets Index Fund
Historical High, Low and Period End Share Closing Prices
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	19.84	18.38	19.50
Second Quarter	20.20	15.88	17.96
Third Quarter	19.17	16.96	19.17
Fourth Quarter	22.43	18.90	22.43
2005
First Quarter	24.65	21.21	22.53
Second Quarter	24.37	21.70	23.87
Third Quarter	28.34	23.94	28.29
Fourth Quarter	29.83	25.05	29.42
2006
First Quarter	33.59	30.52	33.00
Second Quarter	37.03	27.32	31.30
Third Quarter	33.10	29.20	32.26
Fourth Quarter	38.20	31.77	38.06
2007
First Quarter	39.54	35.10	38.83
Second Quarter	44.40	39.15	43.88
Third Quarter	50.13	39.50	49.82
Fourth Quarter	55.73	47.18	50.10
2008
First Quarter	50.37	42.16	44.79
Second Quarter	51.71	44.47	45.24
Third Quarter	44.43	31.55	34.17
Fourth Quarter	34.58	18.26	24.97
2009
First Quarter	27.10	19.94	24.81
Second Quarter	34.64	25.63	32.23
Third Quarter (through July 24, 2009)	35.57	30.74	35.40

iShares® MSCI Emerging Markets Index Fund
January 1, 2004 through July 24, 2009

iShares® Dow Jones U.S. Real Estate Index Fund
Historical High, Low and Period End Share Closing Prices
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	53.86	48.53	53.78
Second Quarter	54.40	44.15	49.64
Third Quarter	54.86	49.02	53.05
Fourth Quarter	61.26	53.83	60.54
2005
First Quarter	59.79	54.64	55.13
Second Quarter	63.92	54.81	62.50
Third Quarter	67.19	61.37	63.22
Fourth Quarter	65.36	58.24	63.11
2006
First Quarter	73.76	64.83	72.75
Second Quarter	71.61	66.67	70.67
Third Quarter	77.62	70.71	76.67
Fourth Quarter	86.31	76.65	83.35
2007
First Quarter	94.57	82.53	85.24
Second Quarter	87.81	76.90	77.42
Third Quarter	80.40	68.25	76.47
Fourth Quarter	80.80	65.11	65.70
2008
First Quarter	68.33	59.02	65.10
Second Quarter	71.65	60.80	60.80
Third Quarter	67.20	56.28	61.95
Fourth Quarter	61.00	25.30	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.59	25.23	32.42
Third Quarter (through July 24, 2009)	34.60	29.88	34.60

iShares® Dow Jones U.S. Real Estate Index Fund
January 1, 2004 through July 24, 2009

PowerShares® DB Commodity Index Tracking Fund
Historical High, Low and Period End Share Closing Prices
February 3, 2006 through July 24, 2009

	High	Low	Period End
2006
First Quarter (beginning February 3, 2006)	22.97	20.92	22.45
Second Quarter	25.26	22.41	23.72
Third Quarter	24.85	21.63	22.46
Fourth Quarter	24.17	21.85	23.61
2007
First Quarter	24.75	21.72	24.38
Second Quarter	25.60	24.00	24.69
Third Quarter	27.09	24.17	27.00
Fourth Quarter	31.13	26.10	31.07
2008
First Quarter	38.35	30.24	35.21
Second Quarter	44.88	35.02	44.08
Third Quarter	45.72	31.78	33.36
Fourth Quarter	32.59	19.39	21.19
2009
First Quarter	22.74	18.15	20.00
Second Quarter	24.19	19.44	22.62
Third Quarter (through July 24, 2009)	22.65	20.74	22.65

PowerShares® DB Commodity Index Tracking Fund
February 3, 2006 through June 24, 2009

iBoxx® USD Liquid High Yield Index
Historical High, Low and Period End Index Closing Values
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	118.18	114.87	116.61
Second Quarter	117.59	114.48	116.08
Third Quarter	121.93	116.00	121.92
Fourth Quarter	126.62	121.95	126.62
2005
First Quarter	127.89	124.06	124.06
Second Quarter	126.86	121.96	126.86
Third Quarter	128.90	126.67	127.28
Fourth Quarter	129.26	126.14	129.22
2006
First Quarter	131.79	129.43	131.45
Second Quarter	132.42	129.39	130.43
Third Quarter	134.70	130.36	134.70
Fourth Quarter	141.70	137.38	141.70
2007
First Quarter	145.36	141.90	145.26
Second Quarter	148.12	141.80	141.86
Third Quarter	144.22	134.98	144.22
Fourth Quarter	145.92	139.68	142.71
2008
First Quarter	142.68	136.79	138.64
Second Quarter	146.10	138.49	139.33
Third Quarter	140.10	128.80	128.80
Fourth Quarter	127.27	98.07	108.64
2009
First Quarter	118.09	104.09	111.38
Second Quarter	111.22	134.00	132.16
Third Quarter (through July 24, 2009)	132.09	138.12	138.12

iBoxx® USD Liquid High Yield Index
January 1, 2004 through July 24, 2009

iBoxx® USD Liquid Investment Grade Index
Historical High, Low and Period End Index Closing Values
January 1, 2004 through July 24, 2009

	High	Low	Period End
2004
First Quarter	139.98	133.24	139.01
Second Quarter	138.46	130.08	133.08
Third Quarter	140.78	133.47	139.76
Fourth Quarter	142.53	138.84	141.80
2005
First Quarter	144.77	138.81	139.66
Second Quarter	145.48	139.81	145.27
Third Quarter	145.42	141.72	142.68
Fourth Quarter	143.41	139.62	142.99
2006
First Quarter	143.78	140.92	140.92
Second Quarter	141.50	139.04	140.12
Third Quarter	147.43	139.57	146.86
Fourth Quarter	150.58	145.58	148.68
2007
First Quarter	152.16	147.83	150.94
Second Quarter	151.98	147.91	148.98
Third Quarter	152.25	148.39	152.25
Fourth Quarter	155.54	152.30	154.65
2008
First Quarter	158.42	154.21	155.26
Second Quarter	157.81	153.37	153.87
Third Quarter	156.11	141.52	141.99
Fourth Quarter	156.13	133.59	156.13
2009
First Quarter	157.34	145.79	148.26
Second Quarter	162.81	146.77	161.70
Third Quarter (through July 24, 2009)	164.72	161.84	164.45

iBoxx® USD Liquid Investment Grade Index
January 1, 2004 through July 24, 2009

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date we priced the PLUS for initial sale to you we, through our subsidiaries or others, have hedged, and, on or prior to the last Initial Averaging Date, we, through our subsidiaries or others, expect to continue to hedge, our anticipated exposure in connection with the PLUS by taking positions in the Basket Components, in futures or options contracts on the Basket Components or any component securities underlying the Basket Shares or Basket Indices as listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the Basket Components, and, therefore, increase the values at which the Basket Components must close on the Final Averaging Dates before you will receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS, if at all.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the Basket Components and/or the securities underlying the indices tracked by the Basket Shares or Basket Indices or futures or options contracts on the indices tracked by the Basket Shares listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Initial Averaging Dates and/or selling such securities or instruments on the Final Averaging Dates.  We cannot give any assurance that our hedging activities have not affected or will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $10 per PLUS and the Agent’s commissions will be $0.20 per PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of PLUS, the price will be $9.9625 per PLUS and the Agent’s commissions will be $0.16250 per PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS and the price will be $9.94375 per PLUS and the agent’s commissions will be $0.14375 per PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of PLUS. The Agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. The Agent may allow a concession not in excess of 2.00% per PLUS to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the PLUS distributed by MSSB. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the PLUS against payment therefor in New York, New York on July 31, 2009, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS, the component stocks of the Basket Indices, or the Basket Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

 (c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a plan or a plan asset entity and is not purchasing such PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Income Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.  This discussion applies only to initial investors in the PLUS who:

•	purchase the PLUS at their “issue price”; and

•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as::

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities, commodities or foreign currencies;

•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a PLUS relates, whether an individual stock or a component of a stock index (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of the PLUS.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule. Because the PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares Russell 2000 Index Fund, Technology Select Sector SPDR Fund, iShares MSCI Emerging Markets Index Fund, iShares Dow Jones U.S. Real Estate Index Fund and PowerShares DB Commodity Index Tracking Fund) (the “Underlying ETF Shares”)).  Under the “constructive ownership” rule, if an investment in the PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying ETF Shares as Basket Components, it is not clear to what extent all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above). While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general.  Assuming the treatment of the PLUS as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, if you are a non-

U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.